                          ROHR, INC. AND SUBSIDIARIES
                          ---------------------------
                  CALCULATION OF PRIMARY NET INCOME PER SHARE
                  -------------------------------------------
                                OF COMMON STOCK
                                ---------------
                      (in thousands except for share data)
                      ------------------------------------

                                                   FIRST QUARTER ENDED
                                                   -------------------
                                                   OCT. 29,   OCT. 30,
                                                     1995       1994
                                                   --------   --------

Net income from continuing operations              $   482    $ 1,370

Income from discontinued operations -
  net of taxes                                           -        497
                                                   --------   --------

Net income applicable to primary
  earnings per common share                        $   482    $ 1,867
                                                   ========   ========

Common stock and common stock
  equivalents:

    Average shares of common stock
      outstanding during the period                 18,093     18,051

    Net effect of common stock equivalents
      (principally stock options and rights)           589         87
                                                   --------   --------

Total common stock and common stock
  equivalents                                       18,682     18,138
                                                   ========   ========

Net income per average share of common stock:

Net income from continuing operations              $  0.03    $  0.08

Income from discontinued operations -
  net of taxes                                           -       0.02
                                                   --------   --------

Primary net income per share                       $  0.03    $  0.10
                                                   ========   ========



                                                          EXHIBIT 11.1